Exhibit 10.4

Consulting Agreement	Page 1 of 7

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is dated this 8th day of February, 2024

CLIENT	CONSULTANT

Inspire Veterinary Partners Inc	1173727 B.C. Ltd.
780 Lynnhaven Pkwy #400 Virginia Beach,	10511 Palmberg Road, Richmond, BC,
Virginia 23452 United States	V6W1C5
(the “Client”)	(the “Consultant”)

BACKGROUND

A.	Consultant has the necessary qualifications, experience and abilities to provide consulting services to the Client.

B.	The Consultant is wishes to provide such consulting services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the “Party” and collectively the “Parties” to this Agreement) agree as follows:

SERVICES PROVIDED

1.	The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the “Services”):

●	Development and implementation of a customized business development and corporate communications roadmap tailored to Client’s specific needs, including management of road shows, corporate events, and introductory services on an individualized basis;

●	Identifying unique revenue streams and potential franchisee clients specifically for Client; and

●	Introducing and thoroughly vetting potential acquisition targets, ensuring a strategic approach to Client’s growth objectives.

2.	The Services may also include any other consulting tasks which the Parties may agree in writing. The Consultant hereby agrees to provide such Services to the Client.

TERM OF AGREEMENT

3.	The term of this Agreement (the “Term”) will begin on the date of this Agreement and will remain in full force and effect for six (6) months from the date of this Agreement, subject to earlier termination as provided in this Agreement. The Term may be extended with the written consent of the Parties.

PERFORMANCE

4.	The Consultant acknowledges, agrees and covenants to Client the covenants set forth in Annex A hereto. The Consultant represents and warrants to Client the representations and warranties set forth in Annex B hereto.

Consulting Agreement	Page 2 of 7

CURRENCY

5.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (United States Dollars).

COMPENSATION

6.	The Consultant will charge the Client a flat fee of USD$250,000.00 for the Services.

7.	The Consultant will invoice the Client as follows:

●	The payment for the entire Term of the Agreement is to be paid promptly following execution and delivery of the Agreement.

8.	Invoices submitted by the Consultant to the Client are due upon receipt.

9.	The Consultant will not be reimbursed for any expenses incurred in connection with providing the Services of this Agreement.

CONFIDENTIALITY

10.	Consultant covenants and agrees to the non-disclosure provisions set forth in Annex A hereto.

11.	[Reserved].

12.	[Reserved].

OWNERSHIP OF INTELLECTUAL PROPERTY

13.	All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the “Intellectual Property”) that is developed or produced under this Agreement, will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

14.	The Consultant may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Consultant will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

RETURN OF PROPERTY

15.	Upon the expiry or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

CAPACITY/INDEPENDENT CONTRACTOR

16.	In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

Consulting Agreement	Page 3 of 7

RIGHT OF SUBSTITUTION

17.	Except as otherwise provided in this Agreement, the Consultant may, at the Consultant's reasonable discretion, engage a third party sub-contractor to perform some of the obligations of the Consultant under this Agreement.

18.	In the event that the Consultant hires a sub-contractor:

a.	the Consultant will pay the sub-contractor for its services and the Compensation will remain payable by the Client to the Consultant.

b.	for the purposes of the indemnification clause of this Agreement, the sub-contractor is an agent of the Consultant.

AUTONOMY

19.	Except as otherwise provided in this Agreement, the Consultant will have full control over working time and methods in relation to provision of the Services in accordance with the Agreement. The Consultant will work autonomously and not at the direction of the Client. However, the Consultant will be responsive to the reasonable needs and concerns of the Client.

EQUIPMENT

20.	Except as otherwise provided in this Agreement, the Consultant will provide at the Consultant’s own expense, any and all equipment, software, materials and any other supplies necessary to deliver the Services in accordance with the Agreement.

NO EXCLUSIVITY

21.	The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

NOTICE

22.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

●	Inspire Veterinary Partners Inc

780 Lynnhaven Pkwy #400 Virginia Beach, Virginia 23452 United States

Email: kcarr@inspirevet.com and rfrank@inspirevet.com

Attention: Kimball Carr and Richard Frank

With a copy (which shall not constitute notice) to:

The Crone Law Group, PC

420 Lexington Avenue, Suite 2446

New York, New York 10170

Telephone Number: (646) 861-7891

Email: mcrone@cronelawgroup.com and jlaxague@cronelawgroup.com

Attention: Mark E. Crone, Esq. and Joe Laxague, Esq.

1173727 B.C. Ltd.

10511 Palmberg Road, Richmond, BC, V6W1C5

or to such other address as either Party may from time to time notify the other.

Consulting Agreement	Page 4 of 7

INDEMNIFICATION

23.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

MODIFICATION OF AGREEMENT

24.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

ASSIGNMENT

25.	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

26.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

INUREMENT

27.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

28.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

GENDER

29.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

GOVERNING LAW

30.	This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

SEVERABILITY

31.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

32.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

[Signature page follows]

Consulting Agreement	Page 5 of 7

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, effective as of the date set forth above.

Inspire Veterinary Partners, Inc.

By:	/s/ Kimball Carr
	Name:	Kimball Carr
	Title:	Chair, President and Chief Executive Officer

/s/ Connor Yuen
1173727 B.C. Ltd.
Signed by Connor Yuen

Consulting Agreement	Page 6 of 7

Annex A

Covenants of Consultant

Consultant covenants for itself and its affiliates as follows:

(a)	Non-Disclosure. Client may disclose to Consultant, or Consultant may otherwise receive access to, Confidential Information (defined below). During the Term of this Agreement, and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, Consultant and its Representatives (defined below) shall use the Confidential Information solely in performance of the Services pursuant to this Agreement and, subject to next succeeding paragraph, shall not disclose or permit access to Confidential Information other than to its affiliates and its or their employees, attorneys and accountants (collectively, “Representatives”) who: (a) need access to such Confidential Information in connection with the provision of the Services; (b) are informed of its confidential nature; and (c) are bound by confidentiality obligations no less protective of the Confidential Information than the terms contained herein. Consultant shall safeguard the Confidential Information from unauthorized use, access, or disclosure using at least the degree of care it uses to protect its most sensitive information and no less than a commercially reasonable degree of care. Consultant shall promptly notify Client in writing of any unauthorized use or disclosure of Confidential Information and use its best efforts to prevent further use or disclosure. Consultant shall be responsible for any breach of this Agreement caused by its Representatives. The term “Confidential Information” means all non-public, proprietary, or confidential information of Client disclosed, including but not limited to any trade secrets, in oral, visual, written, electronic, or other tangible or intangible form, whether or not marked or designated as "confidential," and all notes, analyses, summaries, and other materials prepared by Recipient or any of its Representatives that contain, are based on, or otherwise reflect, to any degree, any of the foregoing; provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Consultant’s or its Representatives' act or omission; (b) is obtained by Consultant or its Representatives on a non-confidential basis from a third party that was not legally or contractually restricted from disclosing such information; or (c) Consultant establishes by documentary evidence, was or is independently developed by Consultant or its Representatives without using any Confidential Information.

All written and oral information and material disclosed or provided by the Client to the Consultant under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

If Consultant or any of its Representatives is required by a valid legal order to disclose any Confidential Information, Consultant shall, before such disclosure, notify Client of such requirements so that Client may seek a protective order or other remedy, and Consultant shall assist Client therewith. If Consultant remains legally compelled to make such disclosure, it shall: (a) only disclose that portion of the Confidential Information that, in the opinion of its legal counsel, Consultant is required to disclose; (b) cooperate with Client to prevent or limit such disclosure, and (c) use reasonable efforts to ensure that such Confidential Information is afforded confidential treatment.

Consultant acknowledges and agrees that any breach of this Agreement will cause irreparable harm and injury to Client for which money damages would be an inadequate remedy and that, in addition to remedies at law, Client is entitled to equitable relief as a remedy for any such breach. Consultant waives any claim or defense that Client has an adequate remedy at law in any such proceeding.

(b)	Non-Solicitation of Customers. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, none of Consultant nor its affiliates and agents shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a client or customer of Client, to seek or obtain veterinary services from any provider of veterinary services other than Client.

(c)	Non-Solicitation of Vendors. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, none of Consultant nor its affiliates and agents shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a vendor or service provider of Client, to modify, delay, terminate, or otherwise alter any existing vendor or service provider relationship with Client.

(d)	Non-disparagement. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, that the Consultant and its affiliates and agents will not make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements concerning Client or any of Client’s products or services, or any of its employees, directors or officers.

Consulting Agreement	Page 7 of 7

Annex B

Representations and Warranties of Consultant

Consultant represents and warrants:

(a)	it is a limited company, duly organized, validly existing, and in good standing under the laws of British Columbia;

(b)	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)	the execution of this Agreement by the individual whose signature is set forth at the end of this Agreement and the delivery of this Agreement by Consultant have been duly authorized by all necessary action on the part of Consultant;

(d)	this Agreement has been executed, and delivered by Consultant and constitutes the legal, valid, and binding obligation of Consultant, enforceable against Consultant in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity;

(e)	the execution, delivery, and performance of this Agreement by Consultant will not violate, conflict with, require consent under or result in any breach or default under any material applicable law;

(f)	the Consultant has, and each of its agents has, the resources, skill, experience, and qualifications to perform all of the Services under this Agreement in a professional and workmanlike manner, in accordance with generally recognized industry standards for similar services, and will perform the Services in a professional and workmanlike manner customary in the industry;

(g)	the Consultant will perform the Services in compliance with the terms and conditions of this Agreement and all applicable laws, ordinances and regulations;

(h)	the Consultant has not, and none of its agents has, been:

i.	subject to any disciplinary actions by any applicable financial accrediting bodies including Nasdaq, the Securities and Exchange Commission, Financial Industry Regulatory Authority, and related, or other similar entities, nor been subject to any other restrictions or sanctions related to allegations of professional misconduct;

ii.	convicted, within ten (10) years of the date hereof, of any felony or misdemeanor in connection with the purchase or sale of any security, involving the making of any false filing with the SEC; or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities (each of the foregoing, a “Prohibited Act”);

iii.	subject to any order, judgment or decree of any court of competent jurisdiction, entered within five (5) years of the date hereof, that, on the date hereof, restrains or enjoins you from engaging or continuing to engage in any conduct or practice in connection with a Prohibited Act;

iv.	suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization, registered national securities exchange or registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade; or

v.	subject to a United States Postal Service false representation order entered within five (5) years of the date hereof, or are you, on the date hereof, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations;

(i)	the Consultant does not have any other conflict of interest which might interfere with Consultant’s independent judgment or objectivity in the performance of Services hereunder; and

(j)	the Consultant possesses all relevant licenses and authorizations that may be required in order to perform the Services.